UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 2, 2004

Daktronics, Inc.

(Exact name of registrant as specified in its charter)

South Dakota	0-23246	46-0306862
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

331 32ndAvenue
                               Brookings, SD                     57006
                      (Address of principal executive office)           (zip code)

(605) 697-4000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

SECTION 8 – OTHER EVENTS

ITEM 8.01 OTHER EVENTS

        The Phyllis A. Sander Living Trust, a trust for which Dr. Duane E. Sander, a Director of the Company, serves as co-trustee, has entered into a Rule 10b5-1 trading plan to sell up to a total of 48,000 shares of the Company’s common stock. Portions of the shares may be sold any time the stock achieves certain prearranged minimum prices and may take place beginning on September 1, 2004 and ending on December 31, 2005 unless sooner terminated. The amount of shares sold in any month is limited to a maximum of 4,000 shares, with any unsold shares being carried over to future months during the term of the plan. Neither Dr. Sander nor Mrs. Sander, the co-trustee of the Trust, will have any control over the timing of any sales under the plan and there can be no assurance that the shares covered by the plan actually will be sold. The Trust entered into the plan in order to diversify its financial holdings. Dr. Sander will continue to have a significant ownership interest in the Company because these shares represent less than 7.5% of all shares beneficially owned by Dr. Sander. As such, these sales are not significant to his total interest in the Company.

This trading plan is intended to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s insider trading policy. Rule 10b5-1 allows corporate insiders to establish prearranged written plans to buy or sell a specified number of shares of a company stock over a set period of time. A plan must be entered into in good faith at a time when the insider is not in possession of material, nonpublic information. Subsequent receipt by the insider of material, nonpublic information will not prevent transactions under the plans from being executed.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

              DAKTRONICS, INC.

By:	/s/ William R. Retterath
Name: William R.Retterath
Title: Chief Financial Officer

Date: September 2, 2004